EXHIBIT 99.1

                   POORE BROTHERS, INC. SIGNS LETTER OF INTENT
                   TO ACQUIRE BOB'S TEXAS STYLE POTATO CHIPSTM



         Goodyear,  Ariz. -- September 23, 1998 -- Poore Brothers, Inc. (NASDAQ:
POOR) announced today that it has signed a letter of intent to acquire the business of Tejas Snacks L.P., including the BOB'S TEXAS STYLE POTATO CHIPS TM brand and Tejas Distributing for an undisclosed amount of cash and common stock. Completion of the acquisition is subject to the signing of a definitive purchase agreement and approval by both boards of directors. The acquisition is expected to close by October 31, 1998.

         Eric J. Kufel, Poore Brothers' President and CEO, stated "This acquisition--which is expected to positively impact Poore Brothers' operating results--is an excellent strategic and financial opportunity for both companies and their shareholders. Tejas Snacks current management team has done an excellent job building the BOB'S TEXAS STYLE POTATO CHIPS TM brand and developing an innovative distribution business that is delivering strong sales growth. This acquisition is expected to increase the Company's annual revenues by approximately 30%."

         The BOB'S TEXAS STYLE POTATO CHIPS TM brand is the leading premium potato chip brand in the state of Texas, a market with over $100 million in annual potato chip sales. Tejas Distributing merchandises salted snack products for major Texas grocery chains. Under the terms of the letter of intent, Tejas Snacks' current management team will continue to manage the business.

         Tom Bigham and Kevin Kohl, Tejas Snacks' management team, commented "We are extremely excited about the opportunity to be an integral part of a new premium snack company that is committed to providing Tejas Snacks the additional financial resources necessary to accelerate our current growth strategy."

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         Poore Brothers  manufactures  ten flavors of batch-cooked  potato chips under the Poore Brothers brand name at its plant in Goodyear, Arizona, along with private label potato chips for sale by grocery chains. Poore Brothers also distributes a variety of snack food products manufactured by other companies.

         For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Vice President and Chief Financial Officer, at (602) 932-6200.

         Certain statements contained herein may be "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.